Exhibit 19.1

ASANA, INC.
INSIDER TRADING POLICY

(Last Amended March 1, 2023)
The Board of Directors (the “Board”) of Asana, Inc., a Delaware corporation (“Asana”), has adopted this Insider Trading Policy (this “Policy”) in order to take an active role in the prevention of insider trading violations by our officers, directors, employees, and other related individuals.
A.Why do we have this Policy?
On a regular basis we provide you, our officers, directors, employees and other related individuals, with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information (as defined in the section titled “What does ‘Material Nonpublic Information’ mean?” below) about that company. Thus, because you will have knowledge of specific confidential information that is not disclosed outside of Asana and which will constitute material nonpublic information, your trading in our securities could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Asana and our individual directors, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
Nonpublic information about Asana is subject to your Confidential Information and Invention Assignment Agreement with Asana and is not to be used or disclosed outside of Asana, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. We have adopted this Policy to comply with the laws governing (i) trading in our common stock while in possession of material nonpublic information concerning Asana and (ii) tipping or disclosing material nonpublic information to outsiders, as well as to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy.
B.What is our policy on Insider Trading?
Do not trade on material nonpublic information
Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving Asana securities while you are aware of material nonpublic information about Asana. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.
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Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to Asana may be material to another company.
Do not disclose material nonpublic information
You may not disclose material nonpublic information concerning Asana or any other company to friends, family members or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission (the “SEC”) in compliance with Asana’s Ethics and Reporting Policy. Any nonpublic information you acquire in the course of your service with Asana may only be used for legitimate business purposes of Asana. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including your Confidential Information and Invention Assignment Agreement with Asana, and to limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of another company, Asana or otherwise, based on material nonpublic information. In particular, you may not participate, in any manner other than passive observation, in any Internet message board or social media platform that is related to trading in our securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees of companies to obtain information about Asana under false pretexts.
Do not respond to outside inquiries for information
In the event you receive an inquiry for information from someone outside of Asana, such as a stock analyst or media personnel, you should refer the inquiry to our General Counsel or, if our General Counsel is unavailable, our Chief Financial Officer. Responding to a request yourself is a violation of this Policy and, in some circumstances, may lead to disciplinary action, up to and including termination, and may also be a violation of the law.
Take personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Asana, please use your best judgment at all times and consult with the General Counsel and/or your legal and financial advisors, in confidence, if you have questions.
C.Who does this Policy apply to?

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This Policy applies to all directors, officers, employees and agents (such as consultants and independent contractors) of Asana upon the commencement of their relationship with Asana.
References in this Policy to “you” (as well as general references to directors, officers, employees and agents of Asana) should also be understood to include, to the extent applicable, members of your immediate family, persons with whom you share a household, your dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these individuals and entities comply with this Policy. This Policy is confidential and is subject to your Confidential Information and Invention Assignment Agreement with Asana. Nonetheless, you may share this Policy with your spouse or domestic partner, financial planner, tax advisor, or attorney on a need-to-know basis, provided the confidentiality obligations are maintained (i.e., those persons do not use this Policy in any manner other than to advise you, and they do not further disseminate this Policy).
You are expected to comply with this Policy as long as you hold our securities or possess any material nonpublic information about Asana. This means that, even after you cease to be affiliated with Asana, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a closed trading window under this Policy at the time you cease to be affiliated with Asana, you are expected to abide by the applicable trading restrictions until at least the end of the relevant closed trading window.
D.What types of transactions are covered by this Policy?
This Policy applies to all transactions involving our securities. This Policy therefore applies to purchases, sales and other transfers of our common stock, options, restricted stock units, warrants, debt securities and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a trade involves one or 10,000 shares of our common stock).
Transactions that are Strictly Prohibited or Require Special Consideration
1.Short Sales. You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve our securities. Short sales may signal to the market possible bad news about Asana or a general lack of confidence in our prospects and an expectation that the value of our securities will decline.

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2.Derivative or Hedging Transactions. You may not engage in derivative securities or hedging transactions. You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options and other compensatory equity awards issued to you by Asana). This includes any hedging or similar transactions designed to decrease the risks associated with holding our common stock.
3.Collateral. You may not use our securities as collateral for loans. You may not pledge our securities as collateral for loans.
4.Margin Accounts. You may not hold our common stock in margin accounts because your broker may sell securities held in the margin account during a closed trading window.
5.Open Orders. You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a closed trading window, which may result in inadvertent insider trading in violation of this Policy.
E.What does “Material Nonpublic Information” mean?
Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell, or retain our common stock. In general, any information that could reasonably be expected to affect the market price of our securities is likely to be material. Both positive and negative information may be material.
Information is “nonpublic” until it has been widely disseminated to the public (through, for example, an SEC filing, press conference, or release), and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.
Examples of information that would normally be regarded as “material” include, but are not limited to, the following:
●financial results, financial condition, projections, or forecasts, including, but not limited to, daily, weekly, monthly revenue, churn rate and ARR numbers;
●known but unannounced earnings or losses;
●known but unannounced other information periodically disclosed in our SEC filings;
●plans to launch new products or features or other market initiatives of a significant nature;
●the status of our progress toward achieving significant financial goals;
●significant developments involving business relationships with customers or other business partners;
●significant corporate events, such as a pending or proposed acquisition;
●new equity or debt offerings;
●positive or negative developments in outstanding litigation or regulatory matters;

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●significant breach in security of information technology systems; or
●known but unannounced changes in our senior management or our Board of Directors.
Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.
When in doubt, you should assume that the information is both material and nonpublic. If you have any questions as to whether information should be considered material or nonpublic, please consult with the General Counsel.
F.When may I trade in Asana’s common stock?
Even if you are not in possession of any material nonpublic information, you may only trade in our common stock if all of the following conditions have been met:
1.Open Trading Window. You may only engage in transactions involving our common stock during an open trading window. Our trading window will typically open at the end of the first full trading day following the date our quarterly financial results are publicly disclosed and continue through the end of the last calendar day of the second month of the quarter. In addition to regular quarterly closed trading windows, there may be additional closed trading windows when appropriate due to certain events. We will notify you whenever a special closed trading window goes into effect that applies to you. See “When is our Open and Closed Trading Window Period?” below.
2.Pre-Clearance. If you are a member of the Board or an executive officer of Asana, you must receive pre-clearance from the General Counsel of your proposed trade (please see attached form). From time to time, the General Counsel may identify other persons who require pre-clearance on Schedule I to the Policy. The General Counsel may not engage in a transaction involving our common stock unless the Chief Financial Officer has pre-cleared the transaction. The General Counsel and the Chief Financial Officer are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
3. 10b5-1 Plan. The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when you are not aware of material nonpublic information, when there is no quarterly closed trading window (discussed below) in effect, when you meet the requirements set forth in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), when you meet those specific requirements or guidelines established by Asana for such plans, and such plans are pre-approved by the General Counsel. Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the transaction or a closed trading window is in effect.

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Executives and directors are encouraged, should they wish to trade in our common stock, to do so via a 10b5-1 Plan, subject to such plans meeting those specific requirements or guidelines established by Asana and Rule 10b5-1. Anyone else desiring to trade via such a plan may also do so, subject to that plan meeting any specific requirements or guidelines established by Asana and Rule 10b5-1. Trading plans must be pre-approved by and filed with the General Counsel and contain such certifications and representations specified under the guidelines established by Asana and under the requirements of Rule 10b5-1, and must comply with any other criteria established by Asana.
If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with Asana, as well as civil and criminal penalties as described in the section titled “What are the consequences of Insider Trading?” below.
G.When is our Open and Closed Trading Window Period?
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, we have instituted quarterly trading open and closed windows and may institute special additional closed trading windows from time to time. Whether or not a closed trading window is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.
Quarterly Closed Trading Windows
Except as discussed in the section titled “Are there any exceptions to this Policy?,” officers, directors, employees, and agents may not engage in transactions involving our common stock during quarterly closed trading windows. Quarterly closed trading windows begin at the end of the last calendar day of the second month of each fiscal quarter and continue until the end of the first full trading day following the date of public disclosure of our financial results for that fiscal quarter. This defined period is a particularly sensitive time for transactions involving our common stock from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Special Closed Trading Windows
From time to time, we may also implement additional closed trading windows when, in the judgment of the General Counsel, a closing of the trading window is warranted. We will generally impose special closed trading windows when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special closed trading window in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special closed trading windows may be declared for any reason and at any time.
We will notify you if you are subject to a special closed trading window. If you receive this notification, you may not disclose to others the fact that you are subject to the special closed

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trading window and may not engage in any transaction involving our common stock until approved by the General Counsel.
Regulation BTR Closed Trading Restrictions
Directors and executives may also be subject to trading restrictions pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive from engaging in certain transactions involving our securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by Asana, regardless of the intentions of the director or executive affecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability.
Asana will notify directors and executives if they are subject to a trading restriction under Regulation BTR. Failure to comply with an applicable trading restriction in accordance with Regulation BTR is a violation of law and this Policy.
H.Are there any exceptions to this Policy?
Yes, there are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
Receipt, Vesting, and Exercise of Stock Awards
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock, restricted stock units or the like issued or offered directly by Asana, nor do they apply to the vesting, cancellation, forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under our option plans.
Sale of Shares to Cover Tax Withholdings
The trading restrictions under this Policy do not apply to the sale of shares of our common stock issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), provided that, prior to such sale, you irrevocably elect to sell such shares to cover tax withholding obligations in a manner approved by the General Counsel.

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Purchases from our Employee Stock Purchase Plan
The trading restrictions under this Policy do not apply to elections with respect to participation in our employee stock purchase plan or to purchases of our common stock under such plans. However, the trading restrictions do apply to subsequent sales of our common stock.
Stock Splits, Stock Dividends, and Similar Transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Bona Fide Gifts, Inheritance, or Change in Form of Ownership
The trading restrictions under this Policy do not apply to bona fide gifts involving our securities, transfers by will or the laws of descent and distribution, or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred securities does not change. Some transactions that involve merely a change in the form in which you own securities may be permitted.
Other Exceptions
Any other exception from this Policy must be approved by the General Counsel in consultation with the Audit Committee or the Nominating & Corporate Governance Committee, as appropriate.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with the General Counsel.
I.What are the consequences of Insider Trading?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties and/or serving a jail or prison term. Asana and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.
A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed to enforce compliance with this Policy.
J.What should I do if I suspect that this Policy has been violated?

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Please promptly report violations or suspected violations of this Policy to the General Counsel. You may also report via Asana’s Ethics Helpline.
K.Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.
L.Amendments
We are committed to continuously reviewing and updating our policies, and we therefore reserve the right to amend this Policy at any time, for any reason, subject to applicable law.

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SCHEDULE I
INDIVIDUALS SUBJECT TO
PRE-CLEARANCE REQUIREMENTS

All Members of the Board of Directors
All members of Company Planning
Head of Investor Relations
Head of Marketing
Head of Communications
Corporate Controller
Head of FP&A
Head of Revenue
Administrative Business Partners to CEO, CFO, COO, and GC
Asanas listed in the pre-clearance project maintained by Asana Legal

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ASANA, INC.
INSIDER TRADING POLICY
PRE-CLEARANCE CHECKLIST AND CERTIFICATION

Name of Person Proposing to Trade:
Purchase or Sale:
Max Number of Shares:
Date Trading will be Completed By:

☐    Compliant with Insider Trading Policy (e.g., during an open window). I will ensure my trade is made during an open window and is in compliance with the Insider Trading Policy.
☐    Rule 10b-5 concerns. I am aware that trading is prohibited when I am in possession of any material nonpublic information regarding Asana that has not been adequately disclosed to the public. I have discussed with the General Counsel any information known to me that I believe may be material or that I have any questions about whether it is material.
    I am not trading on the basis of any material nonpublic information. If I become aware of any nonpublic material information, or the trading window closes, I will cease trading immediately (which may include cancelling an open order).

Signature of Person Proposing to Trade:
Date:
Print Name of Person Proposing to Trade:

Signature of Compliance O
Date